UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2011

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697                                          06-1449146
(Commission File Number)                     (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On June 17, 2011, Republic Airways Holdings Inc. (the “Company”) entered into an amended and restated term sheet with Airbus S.A.S. (“Airbus”) to purchase 40 A319 NEO (new engine option) and 40 A320 NEO aircraft.  The aircraft, which will be powered by CFM International, Inc.’s LEAP-X engines, will be flown by Frontier Airlines, Inc. (“Frontier”), a subsidiary of the Company. The amended and restated term sheet is subject to, among other things, definitive documentation by July 31, 2011.

In connection with the term sheet the Company entered into (i) an amendment to the Credit Agreement with Airbus Financial Services, dated as of October 30, 2009 between the Company, Frontier and Lynx Aviation, Inc., a subsidiary of the Company, and (ii) an amendment to Frontier’s purchase agreement with Airbus.

On June 21, the Company entered into a memorandum of understanding with CFM International, Inc., related to the selection of the LEAP-X engine on its Airbus NEO order. The MOU, which is subject to final documentation, covers, among other things, a fuel burn guarantee, future spare engine pricing, and a reduction in the overhaul cost of existing Airbus engines.

On June 21, the Company also entered into a term sheet with GE Capital Aviation Services LLC (“GECAS”) to amend the terms of certain A319 leases between Frontier and GECAS.  The parties agreed to, among other things, the return of four Frontier A319 aircraft to GECAS during 2012.  The remaining 18 A319 GECAS leases will each be extended for a period of 3 years and the average monthly lease rate will be reduced.  The term sheet is subject to, among other things, final documentation and approval by GECAS’ board of directors.

A copy of the Company’s press release for the order of Airbus NEO aircraft is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press Release of Republic Airways Holdings Inc. dated June 22, 2011

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Timothy P. Dooley
Name: Timothy P. Dooley Title: Senior Vice President and Chief Financial Officer

Dated: June 22, 2011

EXHIBIT INDEX

Exhibit Number                                                      Description

99.1	Press Release of Republic Airways Holdings Inc. dated June 22, 2011